UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2024

Service Properties Trust

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-11527	04-3262075
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300 Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-964-8389

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title Of Each Class	Trading Symbol(s)	Name Of Each Exchange On Which Registered
Common Shares of Beneficial Interest	SVC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

In this Current Report on Form 8-K, the terms “we”, “us”, “our” and “the Company” refer to Service Properties Trust.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 14, 2024, our Board of Trustees (the “Board”) approved and adopted our Third Amended and Restated Bylaws (the “Amended Bylaws”), to (1) reduce the permitted ownership of our shares on a prospective basis, from 9.8% to 5%, in order to preserve our cumulative net operating losses, as further described below, (2) eliminate provisions which, subject to certain exceptions, allowed for the resolution of disputes, claims or controversies brought by a shareholder against us or any Trustee, officer, manager, agent or employee of us on such shareholder’s own behalf, on behalf of us or on behalf of any series or class of shares or shareholders, including derivative and class actions, through binding and final arbitration in accordance with specified procedures, and (3) make certain clarifying, administrative and conforming changes.

The new Article IX of the Amended Bylaws generally provides that transfers of our shares (and certain other securities) to a person, entity or group which is then, or would become as a result, an owner of 5% or more of our outstanding shares would be void in total for transferees then already owning 5% or more of our shares and, for transferees that would otherwise become owners of 5% or more of our shares, to the extent the transfer would so result in such level of ownership by the proposed transferee. The prohibited transfer threshold was set at 5% because transfers at or above that level could result in limitations on our ability to use our net operating losses and other tax benefits to reduce our future taxable income, as provided under the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder. Shares relating to attempted transfers in violation of the Article IX prohibition may be subject to transfer to a charitable trust in accordance with the provisions of Section 5.14 of our Declaration of Trust and Article VIII of the Amended Bylaws. Section 5.14 of our Declaration of Trust and Article VIII of the Amended Bylaws also govern the treatment for our shares which are subject to other provisions of our Declaration of Trust and the Amended Bylaws, including shares owned in excess of the 9.8% ownership limitation included in the Amended Bylaws and shares required to be divested due to a shareholder's failure to comply with certain regulatory matters, as further provided in the Amended Bylaws.

With respect to shareholders who held in excess of 5% of our shares outstanding prior to June 14, 2024, none of such shareholders’ shares were deemed under the new limitation to be excess securities subject to automatic transfer to a charitable trust; instead such shareholders will not be permitted to acquire additional shares while owning 5% or more of our outstanding shares or thereafter to the extent any such subsequent acquisition would result in them owning 5% or more of our outstanding shares. The Board or an authorized committee may approve transfers otherwise prohibited by these provisions of the Amended Bylaws.

The foregoing description of the Amended Bylaws is not complete and is subject to and qualified in its entirety by reference to the Amended Bylaws, a copy of which is filed as Exhibit 3.3 to this Current Report on Form 8-K and incorporated herein by reference. In addition, a marked copy of the Amended Bylaws indicating changes made to our bylaws as they existed immediately prior to the adoption of the Amended Bylaws is filed as Exhibit 3.4 to this Current Report on Form 8-K.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the Company’s annual meeting of shareholders held on June 14, 2024 (the “2024 Annual Meeting”), the Company’s shareholders voted on the election of eight Trustees to the Board each for a one year term of office continuing until the Company’s 2025 annual meeting of shareholders and until her, his or their respective successor is duly elected and qualifies. The following persons were elected as Trustees and received the following votes:

Nominee	Votes For	Against	Abstain	Broker Non-Votes
Laurie B. Burns	128,180,137	3,307,166	151,580	14,529,973
Robert E. Cramer	94,152,534	37,329,408	156,941	14,529,973
Donna D. Fraiche	112,629,513	18,855,738	153,632	14,529,973
John L. Harrington	126,583,030	4,896,561	159,292	14,529,973
William A. Lamkin	125,814,026	5,667,648	157,209	14,529,973
Rajan C. Penkar	129,505,994	1,965,550	167,339	14,529,973
John G. Murray	124,379,664	7,107,825	151,394	14,529,973
Adam D. Portnoy	89,659,657	41,826,303	152,923	14,529,973

The Company’s shareholders also voted on a non-binding advisory resolution on the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement relating to the 2024 Annual Meeting. This proposal received the following votes:

For	Against	Abstain	Broker Non-Votes
119,426,636	11,371,054	841,193	14,529,973

The Company’s shareholders also ratified the appointment of Deloitte & Touche LLP as the Company’s independent auditors to serve for the 2024 fiscal year. This proposal received the following votes:

For	Against	Abstain	Broker Non-Votes
145,620,548	383,746	164,562	N/A

The results reported above are final voting results.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

3.3	Third Amended and Restated Bylaws of the Company, adopted June 14, 2024 (Filed herewith)

3.4	Third Amended and Restated Bylaws of the Company, adopted June 14, 2024 (marked copy) (Filed herewith)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVICE PROPERTIES TRUST

By:	/s/ Brian E. Donley
Name:	Brian E. Donley
Title:	Chief Financial Officer and Treasurer

Date:  June 17, 2024